Exhibit 8.1

ROBINSON, DISS AND CLOWDUS, P.C. ATTORNEYS AT LAW
Richard B. Robinson Fred J. Diss patricia l. clowdus justin l. mills ashley l. thompson	3200 CHERRY CREEK SOUTH DRIVE, #340 DENVER, COLORADO 80209-2502 TELEPHONE (303) 861-4154 FACSIMILE (303) 860-8654 www.lektax.com EMAIL: jlmills@lektax.com April 22, 2026	BARBARA M. MOORE LEGAL ASSISTANT ELIZABETH A. ROBERTSON LEGAL ASSISTANT

Arrow Financial Corporation

250 Glen Street

Glen Falls, NY 12801

Re:	Opinion Regarding Material U.S. Federal Income Tax Matters

Gentlemen and Ladies:

We have been engaged by Arrow Financial Corporation, a New York Corporation (“Arrow”) in connection with the transactions described in the Agreement and Plan of Merger, dated as of February 25, 2026 (the “Merger Agreement”), by and among Arrow, Arrow Merger Sub, a Maryland corporation and a wholly-owned subsidiary of Arrow (“Merger Sub”), and Adirondack Bancorp, Inc., a New York corporation (“Adirondack”), pursuant to which Merger Sub will merge with and into Adirondack, with Adirondack remaining as the surviving corporation (the “Initial Merger”), and as soon as reasonably practicable following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), Adirondack will merge with and into Arrow (the “Holdco Merger”, and together with the Initial Merger, the “Mergers”), with Arrow remaining as the surviving corporation in the Holdco Merger. This opinion is being rendered in connection with the registration statement on Form S-4 filed by Adirondack, which includes the Proxy Statement/Prospectus (the “Proxy Statement/Prospectus”) as initially filed by Arrow with the U.S. Securities and Exchange Commission on April 22, 2026 (the “Registration Statement”).

In preparing this opinion we have reviewed and examined: (i) the Merger Agreement, (ii) the Registration Statement, and (iii) the Proxy Statement/Prospectus (collectively the “Reviewed Documents”). Be advised that we have not undertaken an independent review or investigation of any factual matter set forth in the Reviewed Documents. While there does not appear to be any reason for us to question the accuracy of these facts, documents or representations, you should be aware that to the extent any of them differ in any material way from that described in this letter, our opinion may not be applicable. For purposes of this opinion, we have assumed, with your consent, (i) that the Mergers will be consummated in the manner described in Merger Agreement and the Registration Statement, and (ii) the statements concerning the Mergers set forth in the Merger Agreement and the Registration Statement are true and complete and will remain true and complete at all times up to and including the Effective Time (as defined in the Merger Agreement) in all material respects. We have also assumed that the parties have complied with, and will continue to comply with, the obligations, covenants and agreements contained in the Merger Agreement.

ROBINSON, DISS AND CLOWDUS, P.C.

Arrow Financial Corporation

The opinions expressed in this letter are based solely on the facts, representations and ancillary legal conclusions contained in the Reviewed Documents or otherwise provided to us and described in this letter. We have further assumed that each of the Reviewed Documents and all other documents necessary to consummate the Merger have been or will be duly authorized and will be binding upon all parties thereto.

The opinions expressed herein are based on the Internal Revenue Code, Treasury Regulations, IRS administrative decisions and case law, as of the date of this opinion letter. These authorities may be amended or revoked at any time, and any such changes may be applied retroactively. Based on the foregoing and subject to the qualifications, assumptions and limitations set forth in this letter, it is our opinion that the discussions contained in the section of the Proxy Statement/Prospectus entitled “Material U.S. Federal Income Tax Consequence of the Merger,” insofar as it summarizes United States federal income tax law, is accurate in all material respects.

We are furnishing this opinion solely in connection with the filing of the Registration Statement. We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references therein to us. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Sincerely,

/s/ ROBINSON, DISS & CLOWDUS, P.C.
ROBINSON, DISS & CLOWDUS, P.C.